Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carol Cabezas
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS STRONG THIRD QUARTER RESULTS,
ANNOUNCES SHARE REPURCHASE PROGRAM
AND TAKES A NON-CASH WRITE DOWN ON PULLMANTUR

MIAMI – October 23, 2015 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported better than anticipated third quarter results and raised adjusted earnings guidance to approximately $4.80 per share, mostly driven by strong momentum in the Caribbean.

The company also announced a $500 million share repurchase program, and a non-cash write down of $399.3 million associated with the Pullmantur brand.

Looking ahead to 2016, the current order book is better than same time last year for both volume and price.

KEY HIGHLIGHTS

Third Quarter 2015 results:

>	Net Yields were up 5.1% on a Constant-Currency basis (up 0.2% As-Reported).
>	Net Cruise Costs (“NCC”) excluding fuel were down 1.8% on a Constant-Currency basis (down 4.4% As-Reported).
>	Adjusted Net Income was $628.1 million, or $2.84 per share, versus $492.9 million, or $2.20 per share, in 2014. This excludes the non-cash impairment charge described below.
>
The company recorded non-cash impairment charges totaling $399.3 million in the third quarter. These charges relate to Pullmantur’s goodwill, the brand’s trademark and trade names, and a reduction in the value of select vessels in the Pullmantur fleet.

>	US GAAP Net Income was $228.8 million or $1.03 per share, which includes the impairment charges. US GAAP Net Income in 2014 was $490.2 million, or $2.19 per share.

Full Year 2015 forecast:

>	Net Yields are expected to increase approximately 3.5% on a Constant-Currency basis (down approximately 1.0% As-Reported).
>	NCC excluding fuel are expected to be flat to down 1% on a Constant-Currency basis (down 3.5% to 2.5% As-Reported).
>	Adjusted EPS is expected to be approximately $4.80 per share.

“Our business trajectory keeps us solidly on the path to the Double-Double,” said Richard D. Fain, chairman and chief executive officer. “Even though we are disappointed to have such a large non-cash charge related to Pullmantur, we are enthusiastic about the overall strength of our brands and our ability to continue our dramatic profitability growth.”

SHARE REPURCHASE PROGRAM

The company also announced today that it expects to implement an orderly program to repurchase up to $500 million of its common stock. The company plans to begin with an accelerated share repurchase transaction of $200 million that should be completed by the end of January 2016. Future transactions could include open market purchases or additional accelerated share repurchases. The company expects to complete the program by year-end 2016.

“This share repurchase program, in combination with another year of over 40% earnings growth, and the recent 25% increase in the dividend, exemplify our ongoing commitment to improving shareholder returns, one of our core financial objectives,” said Jason T. Liberty, chief financial officer.

PULLMANTUR IMPAIRMENT CHARGES

The Company conducts an analysis of the carrying value of its assets on a regular basis. In past quarters, management has acknowledged the weakness in the economies of Latin America, and the impact of this weakness on Pullmantur. Unfortunately, the economic outlook in Latin America has deteriorated further in recent months and, as a result, the brand is re-focusing on its core market of Spain. These factors triggered the company to record a non-cash impairment charge of $399.3 million, primarily related to its goodwill, its trademark and trade names and a reduction in the carrying value of select vessels in the Pullmantur fleet. This eliminates all intangibles at Pullmantur.

As the company right-sizes the brand, restructuring and related charges of approximately $5 to $10 million associated with the new strategy will be booked in future quarters. In addition, as previously anticipated, we will be eliminating the two-month reporting lag for the Pullmantur brand. This will start in the first quarter of 2016, and is expected to be immaterial to the company’s results.

All the adjustments will be excluded from our key metrics for transparency and comparability purposes.

“The right-sizing of the Pullmantur fleet will better balance supply with demand for the brand in the Spanish market,” said Richard D. Fain, chairman and chief executive officer. “These changes should put Pullmantur on a more successful course for the future.”

THIRD QUARTER RESULTS

Net Yields on a Constant-Currency basis increased 5.1% during the quarter, approximately 130 basis points better than the mid-point of previous guidance. Close-in Caribbean and European demand and strong performance in Asia more than off-set further weakness in Latin America. Onboard Revenue Yield increased 10% mainly driven by strong retail and beverage sales and demand for VOOM, the fastest internet at sea.

Adjusted Net Income for the third quarter of 2015 was $628.1 million, or $2.84 per share, compared to Adjusted Net Income of $492.9 million, or $2.20 per share, in the third quarter of 2014. US GAAP Net Income for the third quarter 2015 was $228.8 million or $1.03 per share, which includes $399.3 million in non-cash impairment charges related to the Pullmantur brand. As a means of comparison, US GAAP Net Income for the third quarter 2014 was $490.2 million or $2.19 per share.

Constant-Currency NCC excluding fuel decreased 1.8%.  Bunker pricing net of hedging for the third quarter was $590 per metric ton and consumption was 339,000 metric tons.

FULL YEAR 2015

The company raised full year Adjusted EPS guidance to approximately $4.80 per share. Constant-Currency Net Yields are expected to increase approximately 3.5%, back in line with the mid-point of January guidance. NCC excluding fuel are expected to be flat to down 1% on a Constant-Currency basis.

Year-over-year, the company has made a number of structural changes which are driving a stronger fourth quarter. The growth of the Asia-Pacific region, including Quantum of the Seas sailing in China, boosts earnings in the typically lighter shoulder season. The addition of new capacity, with Anthem of the Seas joining the fleet, efforts to drive incremental Onboard Revenue, and a continued focus on cost efficiencies also contribute to a stronger end of the year.

“As we have reiterated throughout the year, we remain ahead on both pricing and volume versus same time last year,” said Jason T. Liberty, chief financial officer. “While Latin America is stressing yields in the fourth quarter, strong year-over-year pricing in the Caribbean, and the addition of capacity in China, will solidify this fourth quarter as the best in our company’s history.”

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects 2015 Adjusted EPS to be approximately $4.80 per share.

FOURTH QUARTER 2015

Constant-Currency Net Yields are expected to be up in the range of 4.5% to 5.0% in the fourth quarter of 2015, and NCC excluding fuel are expected to be down approximately 4.0%.

Based on current fuel pricing, interest rates and currency exchange rates and the factors detailed above, the company expects fourth quarter Adjusted EPS to be approximately $0.90 per share.

2016 OUTLOOK

The company is experiencing good early booking trends for 2016. Booked load factors and APDs are higher than same time last year and the booking window has extended. Management is excited by the 2016 introduction of Harmony of the Seas starting in Europe next summer and adding Ovation of the Seas to its Chinese platform to take advantage of the strong reception this class of ships has received there.  While still early in the booking cycle, the view for 2016 is encouraging, and the company expects another year of solid yield and earnings growth.

“As we turn the corner into 2016 we have our sights firmly set on our 2017 Double-Double targets,” said Richard D. Fain, chairman and chief executive officer. “Next year represents a positive step on that journey.”

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $193 million and $800 million of fuel expense in its fourth quarter and full year 2015 guidance, respectively.

Forecasted consumption is 57% hedged via swaps for the remainder of 2015 and 65%, 59%, 40% and 10% hedged for 2016, 2017, 2018 and 2019, respectively. For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $608, $538, $501, $462 and $417, respectively.

The company provided the following fuel statistics for the fourth quarter and full year 2015:

FUEL STATISTICS	Fourth Quarter 2015	Full Year 2015
Fuel Consumption (metric tons)	342,000	1,363,000
Fuel Expenses	$193 million	$800 million
Percent Hedged (fwd consumption)	57%	57%
Impact of 10% change in fuel prices	$5.0 million	$5.0 million

In summary, the company provided the following guidance for the fourth quarter and full year of 2015:

GUIDANCE	As-Reported	Constant-Currency
Fourth Quarter 2015
Net Yields	1.3% to 1.8%	4.5% to 5.0%
Net Cruise Costs per APCD	Approx. (8.5%)	Approx. (7.5%)
Net Cruise Costs per APCD excluding Fuel	Approx. (5.0%)	Approx. (4.0%)

Full Year 2015
Net Yields	Approx. (1.0%)	Approx. 3.5%
Net Cruise Costs per APCD	Approx. (6.5%)	Approx. (4.5%)
Net Cruise Costs per APCD excluding Fuel	(3.5%) to (2.5%)	Flat to down 1%

	Fourth Quarter 2015	Full Year 2015
Capacity Increase	6.1%	5.4%
Depreciation and Amortization	$210 to $214 million	$827 to $831 million
Interest Expense, net	$59 to $63 million	$264 to $268 million
Adjusted EPS	Approx. $0.90	Approx. $4.80

1% Change in Currency	$3 million	$3 million
1% Change in Net Yield	$15 million	$15 million
1% Change in NCC x fuel	$8 million	$8 million
1% Change in LIBOR	$12 million	$12 million

Exchange rates used in guidance calculations
	Current – October	Previous – July
GBP	$1.53	$1.55
CAD	$0.77	$0.79
AUD	$0.74	$0.74
BRL	$0.27	$0.32
CNY	$0.16	$0.16

LIQUIDITY AND FINANCING ARRANGEMENTS
As of September 30, 2015, liquidity was $1.0 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities.  The company noted that scheduled debt maturities for the remainder of 2015, 2016, 2017, 2018 and 2019 are $0.2 billion, $0.9 billion, $0.9 billion, $2.1 billion and $0.6 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2015, 2016, 2017, 2018 and 2019 are $1.6 billion, $2.3 billion, $0.5 billion, $2.4 billion and $1.3 billion, respectively.

Capacity increases for 2015, 2016, 2017, 2018 and 2019 are expected to be 5.4%, 6.4%, 3.4%, 3.7% and 6.6%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included the impairment of the Pullmantur related assets, restructuring charges, other costs related to our profitability initiatives, the estimated impact of the divested Pullmantur non-core businesses for periods prior to the sales transaction, the loss recognized on the sale of a vessel and the impact of the change in our voyage proration. The estimated impact of the divested Pullmantur non-core businesses was arrived at by adjusting the net income (loss) of these businesses for the ownership percentage we retained as well as for intercompany transactions that are no longer eliminated in our consolidated statements of comprehensive income (loss) subsequent to the sales transaction.

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs Excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Changes in guest sourcing and shifting the amount of purchases between currencies can change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and Net Cruise Costs (“NCC”) Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. For the periods prior to the sale of the Pullmantur non-core businesses, Net Cruise Costs excludes the estimated impact of these divested businesses. Net Cruise Costs also excludes initiative costs reported within cruise operating expenses and marketing, selling and administrative expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.  For the periods prior to the sale of the Pullmantur non-core businesses, we have presented Net Revenues excluding the estimated impact of these divested businesses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.  For the periods prior to the sale of the Pullmantur non-core businesses, Net Yields excludes the estimated impact of these divested businesses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 44 ships with an additional ten under construction contracts.  They operate diverse itineraries around the world that call on approximately 480 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitutes forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2015, expectations regarding the timing and results of our Double-Double initiative, the costs and yields expected in 2015 and other future periods and the company’s plans with respect to share repurchases.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, our operating costs, and our ability to obtain new borrowings in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, fears of terrorist attacks, war and other hostilities, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, the impact of foreign exchange rates and fuel price fluctuations, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors,  the unavailability or cost of air service and the possibility that the repurchase program may be suspended or discontinued.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, a copy of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Passenger ticket revenues	$1,873,942	$1,786,746	$4,688,189	$4,590,048
Onboard and other revenues	649,158	602,016	1,708,832	1,665,981
Total revenues	2,523,100	2,388,762	6,397,021	6,256,029
Cruise operating expenses:
Commissions, transportation and other	413,156	396,916	1,093,409	1,068,961
Onboard and other	175,214	182,658	438,558	456,296
Payroll and related	217,627	214,260	647,788	634,232
Food	122,124	120,908	361,317	358,172
Fuel	199,848	230,818	607,689	718,081
Other operating	259,057	281,322	777,291	825,794
Total cruise operating expenses	1,387,026	1,426,882	3,926,052	4,061,536
Marketing, selling and administrative expenses	256,060	239,662	817,040	790,957
Depreciation and amortization expenses	210,742	192,448	617,678	579,063
Impairment of Pullmantur related assets	411,267	-	411,267	-
Restructuring charges	-	308	-	1,958
Operating Income	258,005	529,462	624,984	822,515

Other income (expense):
Interest income	1,735	2,117	8,244	8,023
Interest expense, net of interest capitalized	(66,819)	(60,100)	(213,598)	(193,931)
Other income (including in 2015 a net deferred tax benefit of $12.0 million related to the Pullmantur impairment)	35,866	18,769	39,354	17,771
	(29,218)	(39,214)	(166,000)	(168,137)
Net Income	$228,787	$490,248	$458,984	$654,378

Earnings Per Share:
Basic	$1.04	$2.20	$2.09	$2.95
Diluted	$1.03	$2.19	$2.08	$2.93

Weighted-Average Shares Outstanding:
Basic	219,963	222,523	219,835	222,007
Diluted	221,137	223,859	220,979	223,351

Comprehensive Income
Net Income	$228,787	$490,248	$458,984	$654,378
Other comprehensive (loss) income:
Foreign currency translation adjustments	(4,191)	(18,482)	(23,994)	(17,845)
Change in defined benefit plans	3,318	(1,451)	5,567	(5,536)
Loss on cash flow derivative hedges	(222,492)	(249,626)	(280,968)	(323,179)
Total other comprehensive loss	(223,365)	(269,559)	(299,395)	(346,560)

Comprehensive Income	$5,422	$220,689	$159,589	$307,818

STATISTICS
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Passengers Carried	1,403,650	1,324,993	4,053,451	3,886,823
Passenger Cruise Days	10,176,750	9,603,329	28,856,742	27,489,584
APCD	9,465,368	8,867,375	27,284,750	25,948,292
Occupancy	107.5%	108.3%	105.8%	105.9%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$147,419	$189,241
Trade and other receivables, net	241,638	261,392
Inventories	131,108	123,490
Prepaid expenses and other assets	269,914	226,960
Derivative financial instruments	110,747	-
Total current assets	900,826	801,083

Property and equipment, net	18,776,782	18,193,627
Goodwill	286,707	420,542
Other assets	994,533	1,297,938
	$20,958,848	$20,713,190

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$905,128	$799,630
Accounts payable	305,747	331,505
Accrued interest	83,281	49,074
Accrued expenses and other liabilities	630,455	635,138
Derivative financial instruments	549,524	266,986
Customer deposits	1,886,356	1,766,914
Total current liabilities	4,360,491	3,849,247
Long-term debt	7,584,808	7,644,318
Other long-term liabilities	757,763	935,266

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
233,796,056 and 233,106,019 shares issued, September 30, 2015	2,338	2,331
and December 31, 2014, respectively)
Paid-in capital	3,279,806	3,253,552
Retained earnings	6,819,809	6,575,248
Accumulated other comprehensive loss	(1,196,389)	(896,994)
Treasury stock (13,808,683 common shares at cost, September 30, 2015 and December 31, 2014)	(649,778)	(649,778)
Total shareholders' equity	8,255,786	8,284,359
	$20,958,848	$20,713,190

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2015	2014
Operating Activities
Net income	$458,984	$654,378
Adjustments:
Depreciation and amortization	617,678	579,063
Impairment of Pullmantur related assets	411,267	-
Net deferred income tax (benefit) expense	(13,466)	1,177
Loss on derivative instruments not designated as hedges	49,607	24,234
Loss on sale of property and equipment	-	17,401
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	24,130	69,833
(Increase) decrease in inventories	(8,377)	13,900
Increase in prepaid expenses and other assets	(30,649)	(3,596)
Decrease in accounts payable	(22,915)	(33,668)
Increase (decrease) in accrued interest	34,207	(36,693)
Increase in accrued expenses and other liabilities	11,558	48,600
Increase in customer deposits	65,511	104,211
Other, net	10,401	20,724
Net cash provided by operating activities	1,607,936	1,459,564

Investing Activities
Purchases of property and equipment	(1,360,637)	(559,018)
Cash paid on settlement of derivative financial instruments	(158,890)	(14,808)
Investments in and loans to unconsolidated affiliates	(54,250)	(69,748)
Cash received on loans to unconsolidated affiliates	122,710	76,167
Proceeds from sale of property and equipment	-	220,000
Other, net	(18,642)	2,592
Net cash used in investing activities	(1,469,709)	(344,815)

Financing Activities
Debt proceeds	2,962,501	1,917,550
Debt issuance costs	(57,146)	(49,641)
Repayments of debt	(2,887,237)	(2,958,427)
Dividends paid	(197,718)	(131,857)
Proceeds from exercise of common stock options	6,902	65,885
Cash received on settlement of derivative financial instruments	-	22,835
Other, net	1,778	1,422
Net cash used in financing activities	(170,920)	(1,132,233)

Effect of exchange rate changes on cash	(9,129)	(4,022)

Net decrease in cash and cash equivalents	(41,822)	(21,506)
Cash and cash equivalents at beginning of period	189,241	204,687
Cash and cash equivalents at end of period	$147,419	$183,181

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$151,661	$208,311

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2015	2015 On a Constant Currency basis	2014	2015	2015 On a Constant Currency basis	2014
Passenger ticket revenues	$1,873,942	$1,981,570	$1,786,746	$4,688,189	$4,948,954	$4,590,048
Onboard and other revenues	649,158	668,056	602,016	1,708,832	1,750,784	1,665,981
Total revenues	2,523,100	2,649,626	2,388,762	6,397,021	6,699,738	6,256,029
Less:
Commissions, transportation and other	413,156	435,432	396,916	1,093,409	1,150,556	1,068,961
Onboard and other	175,214	185,411	182,658	438,558	457,838	456,296
Net Revenues including divested businesses	1,934,730	2,028,783	1,809,188	4,865,054	5,091,344	4,730,772
Less:
Net Revenues related to divested businesses prior to sales transaction	-	-	-	-	-	35,656
Net revenues	$1,934,730	$2,028,783	$1,809,188	$4,865,054	$5,091,344	$4,695,116

APCD	9,465,368	9,465,368	8,867,375	27,284,750	27,284,750	25,948,292
Gross Yields	$266.56	$279.93	$269.39	$234.45	$245.55	$241.10
Net Yields	$204.40	$214.34	$204.03	$178.31	$186.60	$180.94

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2015	2015 On a Constant Currency basis	2014	2015	2015 On a Constant Currency basis	2014
Total cruise operating expenses	$1,387,026	$1,437,727	$1,426,882	$3,926,052	$4,057,559	$4,061,536
Marketing, selling and administrative expenses	256,060	264,558	239,662	817,040	846,229	790,957
Gross Cruise Costs	1,643,086	1,702,285	1,666,544	4,743,092	4,903,788	4,852,493
Less:
Commissions, transportation and other	413,156	435,432	396,916	1,093,409	1,150,556	1,068,961
Onboard and other	175,214	185,411	182,658	438,558	457,838	456,296
Net Cruise Costs including divested businesses	1,054,716	1,081,442	1,086,970	3,211,125	3,295,394	3,327,236
Less:
Net Cruise Costs related to divested businesses prior to sales transaction	-	-	-	-	-	47,854
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	-	-	1,240	-	-	15,036
Loss on sale of ship included within other operating expenses	-	-	17,401	-	-	17,401
Net Cruise Costs	1,054,716	1,081,442	1,068,329	3,211,125	3,295,394	3,246,945
Less:
Fuel	199,848	203,145	230,818	607,689	615,035	718,081
Net Cruise Costs Excluding Fuel	$854,868	$878,297	$837,511	$2,603,436	$2,680,359	$2,528,864

APCD	9,465,368	9,465,368	8,867,375	27,284,750	27,284,750	25,948,292
Gross Cruise Costs per APCD	$173.59	$179.84	$187.94	$173.84	$179.73	$187.01
Net Cruise Costs per APCD	$111.43	$114.25	$120.48	$117.69	$120.78	$125.13
Net Cruise Costs Excluding Fuel per APCD	$90.32	$92.79	$94.45	$95.42	$98.24	$97.46

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Adjusted Net Income	$628,070	$492,853	$858,267	$685,681
Net Income	228,787	490,248	458,984	654,378
Net Adjustments to Net Income-Increase	$399,283	$2,605	$399,283	$31,303
Adjustments to Net Income:
Impairment of Pullmantur related assets (1)	$399,283	$-	$399,283	$-
Restructuring charges	-	308	-	1,958
Other initiative costs	-	1,240	-	17,275
Estimated impact of divested businesses prior to sales transaction	-	-	-	11,013
Loss on sale of ship included within other operating expenses	-	17,401	-	17,401
Impact of voyage proration change	-	(16,344)	-	(16,344)
Net Adjustments to Net Income-Increase	$399,283	$2,605	$399,283	$31,303

Adjusted Earnings per Share - Diluted	$2.84	$2.20	$3.88	$3.07
Earnings per Share - Diluted	1.03	2.19	2.08	2.93
Net Adjustments to Net Income-Increase	$1.81	$0.01	$1.80	$0.14
Adjustments to Earnings per Share:
Impairment of Pullmantur related assets	$1.81	$-	$1.80	$-
Restructuring charges	-	-	-	0.01
Other initiative costs	-	-	-	0.07
Estimated impact of divested businesses prior to sales transaction	-	-	-	0.05
Loss on sale of ship included within other operating expenses	-	0.08	-	0.08
Impact of voyage proration change	-	(0.07)	-	(0.07)
Net Adjustments to Net Income-Increase	$1.81	$0.01	$1.80	$0.14

Weighted-Average Shares Outstanding - Diluted	221,137	223,859	220,979	223,351

(1) Includes a net income tax benefit of $12.0 million related to the Pullmantur impairment.